To: Ian Shiers
From: Harvey Greenberg
Date: May 17, 1999
SUBJECT: LETTER OF UNDERSTANDING

Ian, further to recent discussions, we would like to confirm the offer of the position of CORPORATE VICE PRESIDENT AND PRESIDENT, POLAROID EUROPE/ASIA-PACIFIC. This position will be based at Stockley Park, currently reporting to Gary DiCamillo, Chairman and CEO of Polaroid Corporation. This position becomes effective from 1 OCTOBER 1998 and we currently expect it to end by 1 OCTOBER 2000. The company reserves the right to reduce the length of the assignment with 30 days notice. The Company also reserves the right to re-assign and relocate you if business conditions warrant. If relocation involves re-assignment to another expatriate location, the expatriate benefits shall be consistent with the Company's policies and practices.

This international assignment falls under the classification of a Long Term Expatriate Assignment. For all other purposes not specifically set forth in this Agreement, Ian Shiers shall be considered an employee at will, governed by the laws of New South Wales, Australia. Approved family members for relocation benefits and allowances will be your wife, Joanne.

Costs associated with this assignment will be absorbed according to the following schedule:
-        Q1 '99                                    80%  Europe, 20% Asia Pacific
-        Q2' 99-end of assignment                  100% Europe

COMPENSATION & BENEFITS
Your BASE SALARY will continue to be paid from Australia in accordance with their payroll regulations, which is currently 12 pay periods per year. Your pay and performance will be reviewed on an annual basis in accordance with the Corporate Compensation review process. You will participate in the OFFICER BONUS PLAN established for an individual in charge of a major sales region. Targets for 1999 will be at 40%. You will receive a typical STOCK OPTION Grant for an Officer at your level.

COMPANY CAR
You will be provided with a Company Car at Stockley Park, based on their local policy. All car-related business expenses will be paid on your behalf.

IAN SHIERS - PAGE 2

MEDICAL COVERAGE while you are in the U.K. will be two-fold: You will be covered with private health care by the BUPA Gold Scheme. This will cover all medical eventualities except accident and emergency provisions, for which, in the U.K., there is no private health cover. To ensure swift referral to a private hospital or consultant for ongoing health care or as an out patient, you must enroll at your earliest convenience with a local General Practitioner in order to facilitate referral to a private hospital. In addition, you and your wife will be covered by the U.K. National Health System for accident and medical emergencies. This insurance will be 'free' for the first year. After 1999, you will then be obligated to pay National Insurance Contributions. The Company, however, will pay these contributions on your behalf as well as the added income tax on them. Please direct any questions you may have about this to Gail White in the U.K.

VACATION entitlement will be in accordance with Polaroid Australia's vacation policy. Please report time taken to Karen Paterson, H R Manager in Australia.

RELOCATION ASSISTANCE
SHIPMENT OF GOODS
SURFACE SHIPMENT size and the method of transportation are determined based on the items that are essential to provide an employee with comparable living conditions in the host country, taking into account the space that will be available at the new location. There are shipping weight limits, based on family size. In addition, there are many items that Polaroid will not ship. The Transportation Agent can provide you with specific details on both. Appliances are not included in these limits. Before you ship appliances, you must verify with the Transportation Agent that the appliances can function and be serviced in your new location. For you and your wife, shipping weight will be limited to 8,000 lbs (and 1,000). This maximum limit applies to both shipments from Hong Kong and Australia.

AIR SHIPMENT is allowed to accommodate your immediate needs upon arrival at the assignment location (e.g. toiletries, clothes, etc.). The Transportation Agent will advise you as to when you can expect arrival of air-shipped goods. You will be reimbursed for the air shipment for personal necessities, limited to 200 lbs/90 kgs per adult.

All shipments must be in accordance with local regulations.

RELOCATION ALLOWANCE
In order to pay for miscellaneous costs associated with a move, the company will pay an allowance at the commencement of an assignment. This allowance will be one month's salary ($A 33,333), tax-free. It will be paid from Australia upon approval of this letter.

If you initiate early termination of your assignment, you will be required to return to the company that portion of this allowance that applies to uncompleted months.

IAN SHIERS - PAGE 3

ALLOWANCES/CONTRIBUTIONS
FOREIGN HOUSING
A foreign housing allowance of L 1,384 PER WEEK will be provided for you while in London. Payment will be made directly to the landlord on your behalf.

FOREIGN UTILITIES
All utilities, excluding telephone, will be paid in the host location directly by Polaroid (U.K.) Ltd. Payment will be made directly to each utility provider. You will be reimbursed for installation of two telephones, but monthly operating costs will be your responsibility.

HOUSING CONTRIBUTION
Polaroid no longer requires International Assignees to contribute toward their foreign housing costs. However, all home country maintenance and expenses will be your responsibility while away.

PURCHASING HOST COUNTY HOUSING
The Corporation recommends that employees on foreign assignment do not purchase a home in the host country. If you choose to buy a home in the U.K., you may be taking a high risk. If this is the case, the Corporation will not bear any responsibility for adverse financial (including currency exchange loss), material or tax affects you may experience upon purchase, re-sale or while living in the home. In addition, the Company will discontinue the foreign housing allowance upon purchase of a home.

PER DIEM
You will receive a daily per diem allowance for two of approximately L 57 per day.

PERSONAL CAR
You will receive a one-time lump sum payment in the amount of F 5,000, TAX-FREE, to assist in the purchase of a personal car for your wife, Joanne. All other costs associated with this car will be your responsibility.

CAR CONTRIBUTION
A car contribution will not be required.

EMPLOYMENT ASSISTANCE
You will be reimbursed for employment assistance on behalf of your wife, up to the amount of L 1,500, payable over the duration of the assignment period. Submit a relocation expense report to H.R. in the UK for reimbursement.

IAN SHIERS - PAGE 4

EDUCATION ASSISTANCE
You will be reimbursed on behalf of your wife, up to the amount of L 1,500 per year of assignment (per educational guidelines established by the company). Submit a request to H.R. in the UK for pre-approval. Reimbursement will be made directly from Polaroid to the educational institution.

LOSSES IN HONG KONG
You will be reimbursed L 3,500 for: 1) the cancellation of a course in which your wife was enrolled in Hong Kong at the time of your transfer; and, 2) for your wife's temporary loss of earning power.

PERSONAL GOODS INSURANCE
The Company will provide insurance on goods brought to the U.K. up to a maximum premium of L 150 per annum. You will be responsible for insurance coverage and costs in excess of this limit, as well as all insurance coverage in Australia. (Ian will give cost estimate to insure his goods to Harvey.)

HOME LEAVE
Your Home Leave destination will be Australia. You will be entitled to one home leave each 12-month period of time on assignment, and your wife will be entitled to two. You both will be reimbursed for business class airfare and the cost of a rental car for up to four weeks if a personal car is not available to you. Should you decide to take your home leave elsewhere, the following will apply:

          - You will be reimbursed for the lower of the cost of round-trip airfare between the host country and your established Home Leave Destination (Australia) by the most direct route, or the cost of airfare to the alternative destination.

          - Car rental will not be reimbursed.

In addition, your daughter will be entitled to one round-trip economy airfare, Australia-UK-Australia, each 12-month period of time you are on assignment.

EMERGENCY LEAVE
Emergency Leave provisions will apply in the event of death or serious illness of you, your wife and family members in Australia. If such an event occurs at the Host Location, all necessary expenses in excess of those normally incurred will be reimbursed, including travel expenses to Australia for you and your wife. Time off is provided according to Australian plan provisions.

If such an event occurs in Australia, travel expenses to Australia for you and your wife will be reimbursed. Family member is defined as you or your wife's parents, grandparents, siblings or children. Other family members may be included if approved by your Assignment Supervisor.

IAN SHIERS - PAGE 5

OTHER PROGRAMS
MEDICAL EVACUATION PROGRAM
You will be enrolled into a medical evacuation program with International SOS Assistance, Inc. In addition to this service, medical, personal and travel assistance is available. A membership card will be provided to you by Global Relocation along with some literature on how and when to use this service.

TAX REIMBURSEMENT
Polaroid will provide you with foreign tax preparation while on assignment. It is expected, based on your business plan for time spent in various countries, that you will incur actual tax liabilities on your Polaroid income only in the U.K. These actual taxes will be paid on your behalf by the Corporation and charged to the U.K. Should you incur an actual tax liability on base pay or bonus in Hong Kong (or another country) as a result of Polaroid business needs, these taxes will also be paid on your behalf by the Corporation and charged to H.K.

If you receive any foreign tax refunds that were paid by Polaroid on your behalf, please endorse them, make them payable to Polaroid and send them to the appropriate Finance Manager in the U.K. (or H.K.) for deposit with the Company.

Because you are remaining on the Australian payroll, base pay and bonus will be paid from there. Your contribution for taxes to Polaroid will be an assessment of a hypothetical tax at a flat rate of 10%. This 10% will be deducted from base pay and bonus. Income realized from the grant, exercise or sale of Polaroid Stock Options will be included in an annual hypothetical tax reconciliation at which time 10% will be due to Polaroid. Payment of actual tax in Australia on non-Polaroid income will be your responsibility. Non-Polaroid income will be equalized up to a maximum equivalent of US$ 15,000. The Company will provide tax preparation by Ernst & Young in Sydney. Spousal income earned while on assignment is excluded from this program but will be included as non-Polaroid income, up to the maximum limit. Polaroid does not provide tax preparation if an individual tax return is elected or required.

Actual tax incurred on Polaroid and/or personal income on a worldwide basis prior to 01/01/99 will be your responsibility.

It is important that you become familiar with how these tax filings and reimbursements will be processed for both your actual and your hypothetical taxes. When you meet with Ernst & Young, they will discuss Polaroid's program and how/when your taxes will be prepared, filed and paid.

IAN SHIERS - PAGE 6

Tax effective compensation planning has been addressed with Ernst & Young. The Company has the right to disperse the nature, timing and reimbursement of income in order to reduce your worldwide tax obligations. This planning will not in any way reduce your expatriate benefits or allowances.

ADMINISTRATIVE MATTERS
CHANGE IN FAMILY STATUS: If you have a change in family status during your assignment, please notify Polaroid Australia Pty Ltd as well as the U.K. and Global Relocation. In the unlikely event you and your wife seek a divorce during this period of assignment, the Company will reimburse your wife for relocation expenses. This reimbursement will include shipment of goods and one-way airfare to Australia.

WORKING HOURS will be in accordance with local laws and customs established in the U.K.

EXPENSE REPORTS: While on assignment, all relocation reimbursements, as described in this Letter of Understanding, must be reimbursed by Human Resources, either by the H R office in the U.K., via GAIL WHITE, or by H. R. or Finance in Australia. This can be accomplished by completing a Relocation Expense Report and submitting it to the appropriate H R office for those reimbursements that are not paid directly by the Company.

All business travel and expenses are to be submitted to your assignment supervisor and submitted directly to the U.K. for reimbursement.

TERMINATION
In the case of resignation by mutual consent or under a Polaroid Severance Program, the Corporation will reimburse airfare and shipment of goods to Australia if your return takes place within 90 days of termination. A relocation Allowance will be paid.

In the case of resignation without mutual consent, or in the unlikely event you are discharged for cause, you will be responsible for all repatriation costs and a Relocation Allowance will not be paid.

Regardless of the circumstances under which you terminate, Polaroid reserves the right to withhold any amounts you owe the company including, but not limited to, tax amounts. Payment may be withheld from any amounts owed you by the company before or after termination.

Please sign and return the original of this letter, along with a signed Exhibit I (see enclosures) to Natalie Perry, Corporate Relocation, R1-1, indicating your understanding and acceptance of these terms and to confirm receipt of the enclosures. Please keep a copy for your files.

IAN SHIERS - PAGE 7

We wish you and your wife a smooth transition and relocation to England and would like to take this opportunity to wish you every success in this new location.

With best wishes.

APPROVALS:

/s/ GARY T. DICAMILLO 24 MAY '99              /s/ HARVEY M GREENBERG 24 MAY 1999
--------------------------------              ----------------------------------
 Gary T DiCamillo Date                         Harvey Greenberg Date
 Chairman and CEO                              Vice President, Human Resources

Agreement:

/s/ IAN SHIERS 25 MAY 1999
--------------------------------
Ian Shiers Date

ENCLOSURES:

-    Highlights of Tax Reimbursement Program, January 1998

-    Exhibit I - Tax Reimbursement Program Agreement Form

-    Guide to Business Conduct

                                  May 17, 1999

Mr. Ian Shiers
22 Ashe House
33 Clevedon Road
East Twickenham TWI 2TT
United Kingdom

Dear Ian:

This letter serves as an addendum and supersedes your Letter of Understanding, dated 17 May 1999, as it regards your position, Corporate Vice President and President, Polaroid Europe/Asia-Pacific. This position was effective as of 1 October 1998 and, in nature, will be for a 3-5 year period of time. After three years, if Polaroid Corporation decides that it is in the best interests of the Corporation to assign you a role which requires you and your family to relocate outside Europe or Asia Pacific, and if the Corporation and you do not agree to that, you are eligible to severance pay of one years base salary, in lieu of any severance program in effect at that time, and relocation to Australia or another major city in Asia Pacific. In such a case, all severance will be paid in Australian currency immediately following this cessation of assignment.

You will be granted the following severance protection for your initial 36 months employment. If your employment is terminated at Polaroid's initiative for any reason, other than deliberate or gross material misconduct on your part, during the mentioned protection period, you will receive as severance 18 months of salary. If the first 12 months have not been completed when this termination takes place, your bonus will calculated as though the target had been achieved. Subsequent to the first 12 months, should performance targets be reached that cause a bonus to be paid to you, such bonus will be calculated on a prorated basis. All severance will be paid in a stream of monthly payments at your then current salary rate in Australian currency, beginning immediately following your termination. The arrangements for tax payments, tax reimbursement and tax preparation will reflect the same intent as during your assignment. If, at any time, you resign voluntarily, you will not receive any severance entitlement.

IAN SHIERS - PAGE 2

In addition, the per diem that you will receive will be the equivalent of a cost-of-living adjustment each month, based on an index of the cost difference of a market basket of goods between Sydney and London. This index is adjusted for cost and exchange rate increases and decreases on a regular basis. This C-O-L-A will be paid from Australia.

With best wishes.

Approvals:

/s/ GARY T. DICAMILLO 24 MAY '99             /s/ HARVEY M GREENBERG MAY 24, 1999
--------------------------------             -----------------------------------
 Gary T DiCamillo      Date                   Harvey Greenberg      Date
 Chairman and CEO                             Vice President, HR

AGREEMENT:

/s/ IAN SHIERS 25/5/99
--------------------------------
Ian Shiers        Date